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                                                                     Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statement of Integra LifeSciences Corporation and Subsidiaries on Form S-8 (File No. 333-06577) of our report dated February 27, 1998, except for the second paragraph of Note 19, for which the date is March 12, 1998, on our audits of the consolidated financial statements of Integra LifeSciences Corporation and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Corporation's 1997 Annual Report on Form 10-K.



/s/ Coopers & Lybrand, L.L.P.



Princeton, New Jersey
March 30, 1998